TRILOMA EIG GLOBAL ENERGY FUND

Power of Attorney

Known All Men By These Presents, that the undersigned, Elizabeth Strouse, hereby constitutes and appoints Deryck Harmer and Hope Newsome, jointly and severally, her attorneys-in-fact, each with a power of substitution, for her in any and all capacities to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Triloma EIG Global Energy Fund and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

This power of attorney hereby supersedes and replaces any power of attorney previously granted with respect to the same subject matter.

Dated: March 11, 2016

/s/ Elizabeth Strouse